Exhibit 10.3

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into as of June 14, 2017, by and between Regional Management Corp., a Delaware corporation (the “Company”), and Jody L. Anderson (“Executive”). The Company and Executive may be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Executive served as President and Chief Operating Officer of the Company pursuant to the terms and conditions of an Employment Agreement, dated as of September 19, 2014, by and between the Company and Executive (the “Employment Agreement”);

WHEREAS, Executive has, subject to the terms of this Agreement, tendered his resignation from the Company, and the Company has accepted Executive’s resignation, effective as of May 15, 2017 (the “Termination Date”);

WHEREAS, Executive and the Company have agreed that Executive’s termination should be treated as a termination of Executive’s employment by the Company without Cause under the Employment Agreement and intend that this Agreement reflect the rights and obligations of the Parties under the Employment Agreement, as modified herein; and

WHEREAS, the Parties desire to amicably resolve any dispute arising out of Executive’s employment and termination thereof, with the understanding that such resolution shall not constitute evidence of or be an admission of wrongful conduct, liability, or fault on the part of Executive or the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below (including, but not limited to, the modification of the restriction period of a certain restrictive covenant, as set forth below), the Company and Executive, intending to be legally bound, agree as follows:

1.	Resignation of Employment.

Effective as of the Termination Date, Executive has resigned from his position as President and Chief Operating Officer and from all other titles, positions, and appointments Executive may have held with the Company or any of its direct or indirect subsidiaries or affiliates. Executive will promptly receive all accrued but unpaid base salary (paid on the first normal payroll payment date to occur after the Termination Date) (Executive’s annual base salary being referred to herein as “Salary”) and reimbursement of all outstanding properly-incurred business-related expenses (payable in accordance with Section 2.5(c) of the Employment Agreement).

2.	Severance Pay and Benefits.

(a)    In accordance with Section 2.7(a) of the Employment Agreement, the Company shall provide to Executive each of the following Severance Benefits (as defined in Section 2(b) below):

(i)    The Company shall pay Executive an amount equal to thirty (30) calendar days of Executive’s Salary (i.e. a payment of $28,356, based on Executive’s Salary in effect as of the Termination Date ($345,000 annually)), payable on the first payroll payment date that occurs on or after 45 days following the Termination Date, which payment Executive agrees and acknowledges is being provided in lieu of the requirement under Section 2.7(a) of the Employment Agreement that the Company provide Executive with thirty (30) calendar days’ notice of its decision to terminate Executive’s employment without Cause (and, for clarity, Executive hereby expressly waives any right to such 30-days’ notice);

(ii)    The Company shall pay Executive an amount equal to twelve (12) months of Executive’s Salary (i.e. a total payment of $345,000, based on Executive’s Salary in effect as of the Termination Date ($345,000 annually)), payable in equal installments over a period of eighteen (18) months in accordance with the Company’s regular payroll practices, commencing with the first payroll payment date that occurs on or after 45 days following the Termination Date;

(iii)    Executive shall remain eligible to earn a pro-rated portion of Executive’s target bonus under the Company’s Annual Incentive Plan for 2017, with such pro-rated portion being equal to $127,603 (the “Pro-Rated Target Bonus”). The Pro-Rated Target Bonus has been calculated based on Executive’s annual target bonus of $345,000 (i.e. 100% of Executive’s Salary of $345,000 annually) and the number of days elapsed during 2017 through the Termination Date, divided by 365. The Pro-Rated Target Bonus will be earned and paid, if at all, only to the extent of the achievement of the performance goals established for 2017, as applicable, under the Company’s Annual Incentive Plan, as determined by the Compensation Committee. The earned portion of the Pro-Rated Target Bonus, if any, shall be payable as and at such time as Executive would have otherwise received payment had he remained an employee of the Company (i.e. in the first quarter of 2018);

(iv)    The Company shall reimburse Executive for reasonable attorney’s fees and expenses, not to exceed Five Thousand and No/100 Dollars ($5,000), incurred by Executive in connection with the negotiation and preparation of this Agreement, payable in accordance with Section 2.5(c) of the Employment Agreement;

(v)    Provided Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) or similar state laws and timely completes and returns to the Company the documents and payments required for such election, the Company shall reimburse Executive for the cost of COBRA continuation premiums for Executive for a period of twelve (12) months after the Termination Date, as provided in Section 2.7(g) of the Employment Agreement; provided, however, that if at any time during the twelve (12)-month period following the Termination Date, Executive becomes eligible to receive health insurance from a subsequent employer, the Company’s obligation to reimburse Executive for the cost of COBRA continuation premiums shall immediately cease; and

(vi)    The Company shall pay for outplacement services for Executive in an aggregate amount not to exceed Ten Thousand And No/100 Dollars ($10,000) for a period of six (6) months immediately following the Termination Date through a provider to be designated by the Company.

(b)    Notwithstanding the foregoing provisions of this Section 2, the Company shall not be obligated to provide Executive with any of the severance pay or benefits described in paragraphs (a)(i)–(vi) of this Section 2 (such severance pay and benefits, collectively, the “Severance Benefits”), unless (i) (x) within 30 days following the Termination Date, Executive signs and delivers the Release of Claims in favor of the Company as set forth in Exhibit A attached hereto (the “Release”), (y) Executive has not revoked the Release, and (z) the rescission periods provided by law have expired; and (ii) Executive is in compliance with the terms of this Agreement and the Employment Agreement as of the dates of the payments. The Parties agree that Executive received this Agreement and the Release as of June 14, 2017.

(c)    Executive acknowledges and agrees that Executive is considered a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as of the Termination Date. As a result, the payment of any amounts under this Section 2 that are considered deferred compensation subject to Section 409A and are to be paid on account of Executive’s separation from service shall be deferred, as required by Section 409A(a)(2)(B)(i) of the Code, for six (6) months after the Termination Date or, if earlier, Executive’s death (the “409A Deferral Period”). Any payments that otherwise would have been made during the 409A Deferral Period shall be paid in a lump sum on the first payroll date after the 409A Deferral Period expires, and the balance of any payments shall be made as described herein. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A.

(d)    Executive and the Company acknowledge and agree that (i) the applicable long-term or equity incentive plans and any long-term, equity, or equity-based awards granted to Executive thereunder shall be governed by the terms of such plans and award agreements; (ii) the terms and conditions of such plans and award agreements shall be unchanged by this Agreement, and Executive has no additional rights or benefits with respect to such awards under this Agreement; and (iii) the Company has no obligation to notify Executive of the pending expiration or forfeiture of any option or other award.

(e)    Executive acknowledges and agrees that he is not entitled to any benefits under this Agreement or otherwise except for the benefits expressly provided herein, accrued benefits under the Company’s 401(k) retirement plan, and the right to continue life insurance coverage at Executive’s cost (provided that Executive may be required to do so under an individual conversion policy).

3.	Covenants and Continuing Obligations.

(a)    Restrictive Covenants.

(i)    Following the Termination Date, Executive agrees that, under the Employment Agreement, he remains subject to, and agrees to continue to adhere to, the terms and conditions set forth in Article III (Covenants) of the Employment Agreement; provided, however, that the Company and Executive hereby agree that reference to the phrase “two (2) years” in Section 3.3 of the Employment Agreement shall be deemed to refer instead to “one (1) year”. The Parties hereto agree that the Employment Agreement shall hereby be deemed amended to conform to the effect of the preceding sentence. Executive agrees that such terms and conditions are reasonable and necessary to protect the legitimate interests of the Company and that any violation of Article III of the Employment Agreement by Executive may cause substantial and irreparable harm to the Company. Executive agrees that the Company may seek any remedies set forth in Article III of the Employment Agreement should Executive violate Article III of the Employment Agreement.

(ii)    The Company agrees to continue to adhere to the terms and conditions set forth in Section 3.7 of the Employment Agreement. In addition, the Company agrees to evaluate in good faith and to respond within a reasonable period of time to a request made by Executive from time to time for a determination by the Company whether proposed future employment with a subsequent employer or other activity by Executive would violate Article III of the Employment Agreement.

(iii)    The Parties specifically agree that Article III of the Employment Agreement is incorporated hereto by reference and integrated herein.

(iv)    Notwithstanding the foregoing, (i) nothing in this Agreement or other agreement prohibits Executive from reporting possible violations of law or regulation to any federal, state, or local governmental agency or entity (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by Government Agencies, including providing documents or other information; (ii) Executive does not need the prior authorization of the Company to take any action described in (i), and Executive is not required to notify the Company that he has taken any action described in (i); and (iii) the Agreement does not limit Executive’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, Executive will not be held criminally or civilly liable under any Government Agency’s trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b)    Compliance with Recoupment, Ownership, and Other Policies or Agreements.    Executive agrees and acknowledges that he remains subject to certain forfeiture and recoupment (or “clawback”) restrictions and requirements, including but not limited to forfeiture and recoupment provisions that apply in the event of the breach of restrictive covenants applicable to Executive, pursuant to (i) the Company’s Compensation Recoupment Policy, (ii) the Company’s equity and long-term incentive plans (including pursuant to Sections 3(b) and 19(s) of the Company’s 2015 Long-Term Incentive Plan, as amended and restated, and Section 11 of the Company’s 2011 Stock Incentive Plan) and related award agreements, and (iii) Section 4(i) of the Company’s Annual Incentive Plan, as amended and restated. In addition, Executive acknowledges that he is subject to any such compensation recovery, recoupment, forfeiture, or other similar provisions as may apply to Executive under applicable law.

(c)    Indemnification. The Company will indemnify Executive as permitted by and pursuant to any agreement or policy that the Company has adopted as of the date of this

Agreement relating to indemnification of directors, officers, and employees, and as permitted by and pursuant to any provision of the Company’s certificate of incorporation or by-laws relating to such indemnification. Notwithstanding any indemnification rights being provided under this Section 3(c), Executive shall not be entitled to any indemnification as to any matter where the Company has brought an action or has otherwise asserted a claim against Executive that Executive has breached this Agreement or the Employment Agreement.

(d)    Directors and Officers Liability Insurance. Executive will continue to be covered as permitted by and pursuant to any policy of directors and/or officers liability insurance policy in effect as of the date of this Agreement on the terms and conditions of the applicable policy documents.

4.	Miscellaneous.

(a)    Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement. For the sake of clarity, unless the context otherwise requires, references to “Section(s)” or “Article(s)” herein shall refer to the corresponding Sections or Articles of this Agreement and/or the Employment Agreement.

(b)    Excess Benefits. Executive acknowledges that this Agreement provides benefits in excess of benefits to which he would be entitled under any Company policies or severance plans, and such benefits are provided in lieu of any other payments or benefits, rather than in addition to them.

(c)    Tax Matters. Executive acknowledges that the Company shall deduct from any compensation payable to Executive or payable on his behalf under this Agreement all applicable federal, state, and local income and employment taxes and other taxes and withholdings required by law. Executive acknowledges that the Company has made no representation or warranty regarding the tax consequences associated with the benefits described under this Agreement, that Executive agrees to pay any federal, state, and local taxes for which he may be personally liable as a result of the benefits conveyed under this Agreement, and that the Company has no obligation to achieve any certain tax result for Executive.

(d)    Company Approvals. The Company represents and warrants to Executive that it (and to the extent required, the Board and the Compensation Committee) has taken all corporate action necessary to authorize this Agreement.

(e)    Continuing Cooperation. Until the expiration of the applicable statutes of limitations, Executive agrees to provide continuing cooperation to the Company in the prosecution and/or defense of any asserted or unasserted claims, charges, or lawsuits pending as of the date of this Agreement, including but in no way limited to that certain lawsuit titled Regional Management Corp. v. Web Decisions Group, LLC; Datamyx LLC; and Deluxe Corporation, CA No. 2016-CP-23-02704 pending in the Court of Common Pleas of Greenville County, South Carolina, and that certain lawsuit titled Waterford Township Police & Fire Retirement System, et al. v. Regional Management Corp., et al., Case 17-598 pending in the United States Court of Appeals for the Second Circuit. Such cooperation shall include, but not be limited to, providing the Company with information, affidavits, deposition testimony, or testimony as a witness in any forum; provided, however, that compliance with this Section 4(e) will not be enforced in such a way as to impose an undue burden upon Executive. Executive also agrees to participate in joint messages to financial institutions and oversight agencies.

(f)    No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as a result of Executive’s employment by another employer, except that any continued Separation Benefits may be reduced as provided for by Section 2(a)(v) of this Agreement.

(g)    Beneficiary. If Executive dies before receiving all of the amounts payable to him in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary (“Beneficiary”) designated by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive’s estate. Executive may change his designation of Beneficiary or Beneficiaries at any time or from time to time without the consent of any prior Beneficiary, by submitting to the Company in writing a new designation of Beneficiary.

(h)    Governing Law; Jurisdiction; Venue. All matters relating to the interpretation, construction, application, validity, and enforcement of this Agreement shall be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Delaware. Executive and the Company knowingly and voluntarily agree that any controversy or dispute arising out of or otherwise related to this Agreement, including any employment or statutory claim, shall be tried exclusively, without jury, and consent to personal jurisdiction in the state courts of Greenville, South Carolina or the United States District Court for the District of South Carolina, Greenville Division, as appropriate.

(i)    Entire Agreement. Except as otherwise provided herein, this Agreement contains the entire agreement of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, including the Employment Agreement, with the exception of those Sections that have been integrated pursuant to Section 3 of this Agreement, and the Parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein.

(j)    Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(k)    No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(l)    Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the written consent of Executive, assign its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock.

(m)    Separate Representation. Executive hereby acknowledges that he has sought and received independent advice from counsel of Executive’s own selection in connection with this Agreement and has not relied to any extent on any director, officer, or stockholder of, or counsel to, the Company in deciding to enter into this Agreement.

(n)    Notices. Any notice hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by reliable next-day courier, or sent by registered or certified mail, return receipt requested, postage prepaid, to the Party to receive such notice addressed as follows:

If to the Company:

Regional Management Corp.

979 Batesville Road, Suite B

Greer, SC 29651

Attention: Brian J. Fisher, Vice President and General Counsel

with a copy to:

Womble Carlyle Sandridge & Rice, LLP

One Wells Fargo Center

301 South College Street, Suite 3500

Charlotte, NC 28202

Attention: Jane Jeffries Jones

If to Executive:

Jody L. Anderson, at the residence address in the Company’s personnel records as of the Termination Date with a copy to:

David E. Rothstein

Rothstein Law Firm, PA

1312 Augusta Street

Greenville, SC 29605

or addressed to such other address as may have been furnished to the sender by notice hereunder. All notices shall be deemed given on the date on which delivered if delivered by hand or on the date sent if sent by overnight courier or certified mail, except that notice of change of address will be effective only upon receipt by the other party.

(o)    Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered shall constitute but one and the same instrument.

(p)    Severability. To the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(q)    Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

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IN WITNESS WHEREOF, Executive and the Company have executed this Separation Agreement as of the date first above written.

REGIONAL MANAGEMENT CORP.

By:	/s/ Brian J. Fisher
BRIAN J. FISHER
Its:	VICE PRESIDENT AND GENERAL COUNSEL

/s/ Jody L. Anderson
JODY L. ANDERSON

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims (the “Agreement”) is made and entered into by and between Regional Management Corp. (the “Company”) and Jody L. Anderson (“Executive”).

BACKGROUND

A.    The Company and Executive are parties to a Separation Agreement, dated as of June 14, 2017 (the “Separation Agreement”), that, among its terms, provides that the Company will pay Executive in connection with Executive’s termination of employment certain individually-tailored severance benefits (the “Severance”) and modify a certain restrictive covenant applicable to Executive under that certain Employment Agreement, dated as of September 19, 2014, by and between the Company and Executive (the “Employment Agreement”).

B.    Under the Separation Agreement and the Employment Agreement, the Company is not obligated to pay the Severance unless Executive has signed a release of claims in favor of the Company. The parties intend this Agreement to be that release of claims.

NOW, THEREFORE, based on the foregoing and the terms and conditions below, the Company and Executive, desiring to amicably resolve any and all existing and potential disputes between them as of the date each executes this Agreement, and in consideration of the obligations and undertakings set forth below and intending to be legally bound, agree as follows.

1.    Company’s Obligations. In return for “Executive’s Obligations” (as defined in Section 2 below), and provided that Executive signs this Agreement and does not exercise Executive’s rights to revoke or rescind Executive’s waivers of certain discrimination claims (as described in Section 5 below), the Company will pay to Executive the Severance as provided in the Separation Agreement (such obligation of the Company, the “Company’s Obligations”).

2.    Executive’s Obligations. In return for the Company’s Obligations as stated in Section 1 above, Executive knowingly and voluntarily agrees to the following (such obligations of Executive, the “Executive’s Obligations”):

(a)    Executive hereby fully, finally, and forever releases, waives, and discharges, to the maximum extent that the law permits, any and all legal, equitable, and administrative claims, actions, causes of action, suits, debts, accounts, judgments, and demands (collectively, “Claims”) against the Company and its direct and indirect subsidiaries and affiliates that Executive has through the date on which Executive signs this Agreement. This full and final release, waiver, and discharge extends to all and each of every legal, equitable, and administrative Claim(s) of any kind or nature whatsoever, including, without limitation, the following:

(i)    All Claims that Executive has now, whether or not Executive now knows about or suspects such claims;

(ii)    All Claims for attorney’s fees;

(iii)    All rights and claims of age discrimination and retaliation under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”);

(iv)    All rights and Claims of any other forms of discrimination and retaliation of any kind or nature whatsoever under federal, state, or local law, including, for example, claims of discrimination and retaliation under Title VII of the Civil Rights Act of 1964 and the Americans With Disabilities Act (“ADA”);

(v)    All Claims, whether in contract or tort, arising out of Executive’s employment and Executive’s separation from employment with the Company, including, for example, any alleged breach of contract, breach of implied contract, wrongful or illegal termination, defamation, invasion of privacy, fraud, promissory estoppel, and infliction of emotional distress;

(vi)    All Claims for any other compensation, including but not limited to front pay, back pay, bonus, fringe benefits, vacation pay, other paid time off, severance pay, other severance benefits, incentive opportunity pay, other grants of incentive compensation, grants of stock, and stock options;

(vii)    All Claims under the Employee Retirement Security Act of 1974, as amended (“ERISA”);

(viii)    All Claims for any other alleged unlawful employment practices arising out of or relating to Executive’s employment or separation from employment with the Company;

(ix)    All Claims for emotional distress, pain and suffering, compensatory damages, punitive damages, and liquidated damages; and

(x)    All Claims for reinstatement or re-employment.

(b)    Executive will not commence any civil actions against the Company except as necessary to enforce its obligations under this Agreement and the Separation Agreement. The Severance that Executive is receiving in the Separation Agreement has a value that is greater than anything to which Executive is entitled. Other than what Executive is receiving in the Separation Agreement, the Company owes Executive nothing else in return for Executive’s Obligations.

(c)    Executive relinquishes any right to future employment with the Company, and the Company shall have the right to refuse to re-employ Executive without liability.

3.    Certain Definitions. For purposes of Section 2, “Executive” means Jody L. Anderson and any person or entity that has or obtains any legal rights or claims through Jody L. Anderson. Further, the “Company” means Regional Management Corp. and any parent, subsidiary, and affiliated organization or entity in the present or past related to Regional Management Corp., and any past and present officers, directors, members, governors, attorneys, employees, agents, insurers, successors, and assigns of, and any person who acted on behalf of or at the instruction of, Regional Management Corp.

4.    Other Provisions.

(a)    The Company has paid or will pay Executive in full for all reimbursable business expenses, earned annualized salary, and any other earnings through the last day of Executive’s employment.

(b)    Nothing in this Agreement affects Executive’s rights in any qualified retirement or welfare benefit plan or program in which Executive was a participant while employed by the Company. The terms of such plans and programs control Executive’s rights with respect thereto.

(c)    Notwithstanding the foregoing, (i) nothing in this Agreement or other agreement prohibits Executive from reporting possible violations of law or regulation to any federal, state, or local governmental agency or entity (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by Government Agencies, including providing documents or other information, (ii) Executive does not need the prior authorization of the Company to take any action described in (i), and Executive is not required to notify the Company that he has taken any action described in (i); and (iii) the Agreement does not limit Executive’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, Executive will not be held criminally or civilly liable under any Government Agency’s trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.    Executive’s Rights to Counsel, Consider, Revoke, and Rescind.

(a)    The Company hereby advises Executive to consult with an attorney prior to signing this Agreement.

(b)    Executive further understands that Executive has 21 days to consider Executive’s release of rights and claims of age discrimination under the ADEA and OWBPA, beginning the date on which Executive receives this Agreement. Executive agrees that he was provided this Agreement on June 14, 2017 for consideration. If Executive signs this Agreement, Executive understands that Executive is entitled to revoke Executive’s release of any rights or claims under the ADEA and OWBPA within seven days after Executive has executed it, and Executive’s release of any rights or claims under the ADEA and OWBPA will not become effective or enforceable until the seven-day period has expired. To revoke such release, Executive must put the rescission in writing and deliver it to the Company by hand or mail within the seven-day period. If Executive delivers the rescission by mail, it must be: (i) postmarked within seven calendar days after the date on which Executive signs this Agreement; (ii) addressed to the Company, c/o Brian J. Fisher, 979 Batesville Road, Suite B, Greer, SC 29651; and (iii) sent by certified mail return receipt requested.

If Executive revokes or rescinds Executive’s waivers of discrimination claims as provided above, Executive shall not be entitled to receive the Severance.

6.    Non-Admission. The Company and Executive enter into this Agreement expressly disavowing fault, liability, and wrongdoing, liability at all times having been denied. Neither this Agreement, nor anything contained in it, will be construed as an admission by either of them of any liability, wrongdoing, or unlawful conduct whatsoever. If this Agreement is not executed, no term of this Agreement will be deemed an admission by either party of any right that he/it may have with or against the other.

7.    No Oral Modification or Waiver. This Agreement may not be changed orally. No breach of any provision hereof can be waived by either party unless in writing. Waiver of any one breach by a party will not be deemed to be a waiver of any other breach of the same or any other provision hereof.

8.    Governing Law. This Agreement will be governed by the substantive laws of the State of Delaware without regard to conflicts of law principles.

9.    Forum Selection, Jurisdiction, and Venue. Executive and the Company knowingly and voluntarily agree that any controversy or dispute arising out of or otherwise related to this Agreement, including any employment or statutory claim, shall be tried exclusively, without jury, and consent to personal jurisdiction in the state courts of Greenville, South Carolina or the United States District Court for the District of South Carolina, Greenville Division, as appropriate.

10.    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart will be deemed to be an original instrument, and all such counterparts together will constitute but one agreement.

11.    Blue Pencil Doctrine. In the event that any provision of this Agreement is unenforceable under applicable law, the validity or enforceability of the remaining provisions will not be affected. To the extent any provision of this Agreement is judicially determined to be unenforceable, a court of competent jurisdiction may reform any such provision to make it enforceable. The provisions of this Agreement will, where possible, be interpreted so as to sustain its legality and enforceability.

12.    Agreement Freely Entered Into. Executive and the Company have voluntarily and free from coercion entered into this Agreement. Each has read this Agreement carefully and understands all of its terms, and has had the opportunity to discuss this Agreement with his/its own attorney prior to its execution. In agreeing to sign this Agreement, neither party has relied on any statements or explanations made by the other party, their respective agents, or attorneys except as set forth in this Agreement. Both parties agree to abide by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the dates set forth below.

By:
Jody L. Anderson
Dated:

Regional Management Corp.

By:
	Name:	Brian J. Fisher
	Its:	Vice President and General Counsel
Dated: